Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS THIRD QUARTER

FISCAL 2019 RESULTS

Huntingdon Valley, Pennsylvania-May 3, 2019. HV Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported net income of $62,000 ($0.03 per basic and diluted shares) for the quarter ended March 31, 2019 versus net income of $132,000 ($0.07 per basic share) for the quarter ended March 31, 2018. The Company reported net income of $471,000 ($0.23 per basic and diluted shares) for the nine months ended March 31, 2019 versus net income of $547,000 ($0.27 per basic share) for the nine months ended March 31, 2018.

Highlights for the quarter-ended March 31, 2019 include:

•	Net interest income was $2.0 million for the quarter, an increase of $271,000 or 15.7% compared to $1.7 million for the same period in 2018.
•	Fiscal year to date net interest income increased $1.2 million or 25.0% to $6.0 million for the nine months ended March 31, 2019 compared to $4.8 million for the same period in 2018.
•

During the quarter, the Bank launched HVB Business Banking, a new division located in Center City Philadelphia and headed by EVP Hugh Connelly.  Hugh and his experienced team of commercial lenders will target small businesses, owner-operators and entrepreneurs with financing needs up to $4 million.  While this initiative will incur staffing and operating expense in the short-term, Management is confident this investment will generate sufficient interest income and low cost deposits to make it accretive by year-end.

•

HVB expanded its Mortgage Operations with new sales offices located in Doylestown, PA and Wilmington, DE and successfully hired nine experienced mortgage originators in the quarter. The two teams have already generated $10 million in new loan originations through April 2019.

Travis J. Thompson, Esq., Chairman, President and CEO, commented, “This quarter was significant for the Company with strategic infrastructure investments to facilitate future revenue growth and ultimately increased earnings which will drive shareholder value. While earnings fell short of previous performance metrics, the launch of the HVB Business Banking Division in Philadelphia, coupled with the expansion of Residential Mortgage operations into Doylestown, PA and Wilmington, DE required significant short-term expense, however, we are confident that the combination of these two initiatives coming online now will positively impact profitability once fully operational.”

Net Interest Income:

Net interest income increased $271,000 to $2.0 million for the three months ended March 31, 2019 as compared to $1.7 million for the three months ended March 31, 2018.  The increase reflected a $3.5 million increase in our net interest-earning assets, which increased to $41.3 million for the three months ended March 31, 2019 from $37.8 million for the three months ended March 31, 2018. Net interest income increased $1.2 million to $6.0 million for the nine months ended March 31, 2019 from $4.8 million for the nine months ended March 31, 2018 due to the fact that our interest income grew at a greater rate than our interest expense. Our net interest-earning assets increased to $43.6 million for the nine months ended March 31, 2019 from $36.8 million for the nine months ended March 31, 2018.

Non-Interest Income:

Non-interest income was $986,000 and $2.4 million for the three and nine months ended March 31, 2019, respectively, compared to $1.1 million and $3.0 million for the same periods in 2018. The decrease in non-interest income for the three months ended March 31, 2019 was primarily due to a decrease in change of fair value of loans held-for-sale of ($354,000) offset by an increase in the gain on sales of loans of $270,000 compared to the same periods in 2018. For the nine months ended March 31, 2019, the decrease in non-interest income was primarily due to decreases of $383,000 in the gain on sales of loans, net and ($141,000) in  change of fair value of loans held-for-sale offset by an increase of $308,000 in gain from derivative instruments to $29,000 from a loss of ($279,000) for the same period in 2018. In addition, fees for customer services decreased $197,000 and $320,000 for the three and nine months ended March 31, 2019, respectively, as compared to the same periods in 2018 primarily as a result of decreased fees received in exchange for deposits sourced to a deposit placement network.

Non-Interest Expense:

Total non-interest expense increased $145,000, or 5.7% to $2.7 million for the three months ended March 31, 2019 from $2.6 million for the three months ended March 31, 2018 and increased $721,000, or 10.5% to $7.6 million for the nine months ended March 31, 2019 from $6.9 million for the nine months ended March 31, 2018.  The increase for the three months ended March 31, 2019 compared to the three months ended March 31, 2018 was primarily a result of increases of $139,000 in salaries and employee benefits. Salaries and employee benefits increased as full time equivalent (FTE) employees increased to eighty-one as of March 31, 2019 from seventy-one as of March 31, 2018 primarily as a result of the expansion of the Company’s lending operations. Also included in salaries and employee benefits expense for the three months ended March 31, 2019, is share based compensation expense of approximately $48,000 compared to no expense in the same prior period.  For the nine months ended March 31, 2019, the increase was primarily a result of additional salaries and employee benefits of $379,000, federal deposit insurance premiums of $120,000, professional fees and other expenses of $106,000 and data processing related operations of $98,000. Included in salary and employee benefits expense was share based compensation expense of approximately $139,000 for the nine months ended March 31, 2019 compared to no expense in same prior period.

Income Taxes:

Income tax (benefit) expense was ($24,000) and $68,000 for the three months and nine months ended March 31, 2019 compared to $14,000 and $196,000 during the same periods in fiscal year 2018. The increase in income tax (benefit) and decrease in income tax expense for the three and nine months ended March 31, 2019, respectively compared to the same periods a year ago reflected a decrease in income before taxes.

Balance Sheet:

Total assets increased $8.9 million, or 3.0%, to $306.7 million at March 31, 2019 from $297.8 million at June 30, 2018. The increase was primarily the result of an  increase of $23.0 million in loans receivable, which was primarily the result of a $22.8 million increase in residential one-to four family loans due to increase in originations of jumbo adjustable rate one-to-four family residential loans. During the nine months ended March 31, 2019, there was a purchase of an equity security with a balance of $500,000 at March 31, 2019.  Partially offsetting these increases were decreases of $9.1 million in loans held for sale, $3.7 million in investment securities and $1.8 million in cash and cash equivalents during the nine months ended March 31, 2019.

Total liabilities increased $7.9 million, or 3.0%, to $274.9 million at March 31, 2019 from $267.0 million at June 30, 2018. The increase in total liabilities was primarily from a $23.7 million increase in deposits offset by $12.0 million decrease in advances from the Federal Home Loan Bank and a $2.9 million decrease in securities sold under agreements to repurchase. Deposits increased primarily from growth in certificates of deposit, which increased $31.0 million, or 71.3%, to $74.5 million at March 31, 2019 from $43.5 million at June 30, 2018. The increase in certificate of deposits was primarily the result of net proceeds of $29.0 million in certificates of deposit issued through brokers during the nine months ended March 31, 2019, which was used in part to fund the loan growth of the portfolio and to repay advances from the Federal Home Loan Bank.

Offsetting the increase in certificates of deposits was a decrease of $7.4 million, or 3.9%, in our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) to $184.6 million at March 31, 2019 from $192.0 million at June 30, 2018.

Total shareholders’ equity increased $1.1 million to $31.8 million at March 31, 2019 compared to $30.7 million at June 30, 2018. The increase was primarily due to net income of $471,000 combined with $346,000 increase in the appreciation in the fair market value of the available-for-sale portfolio due to increased market rates of interest. In addition, share based compensation expense of $173,000 and ESOP shares committed to be released of $98,000 contributed to the increase of total shareholders’ equity.

Asset quality:

At March 31, 2019, the Company’s non-performing assets, including non-performing loans and other real estate owned, totaled $2.2 million, or 0.7% of total assets compared to $1.6 million or 0.5% at June 30, 2018. Non-performing assets increased $649,000, or 41.7% from $1.6 million at June 30, 2018 to $2.2 million as of March 31, 2019, primarily as a result of increases in non-performing loans of $455,000 in medical education loans and $211,000 in home equity & HELOC loans compared to June 30, 2018. There were no non-accruing troubled debt restructurings at March 31, 2019 and June 30, 2018.

Provision for loan losses were $241,000 and $324,000 for the three and nine months ended March 31, 2019, respectively compared to $76,000 and $155,000 for the three and nine months ended March 31, 2018 primarily as result of charge-offs of $141,000 related to the medical education loans. During the three months and nine months ended March 31, 2019, net charge-offs of $142,000 and $140,000 were recorded. During the three months ended March 31, 2018, there were no net charge-offs recorded. During the nine months ended March 31, 2018, $11,000 in net recoveries were recorded.

The allowance for loan losses totaled $1.1 million, or 0.45% of total loans and 47.8% of total non-performing loans at March 31, 2019 as compared to $871,000, or 0.41% of total loans and 56.8% of total non-performing loans at June 30, 2018.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

Selected Consolidated Financial and Other Data

(Unaudited)

	At March 31, 2019	At June 30, 2018
(In thousands)
Financial Condition Data:
Total assets	$306,685	$297,762
Cash and cash equivalents	12,882	14,745
Investment securities available-for-sale, at fair value	26,834	30,847
Investment securities held-to-maturity	14,279	13,905
Loans held for sale at fair value	4,485	13,558
Loans receivable, net	235,729	212,696
Deposits	259,129	235,403
Federal Home Loan Bank advances	10,000	22,000
Securities sold under agreements to repurchase	2,778	5,739
Total liabilities	274,876	267,041
Total shareholders’ equity	31,809	30,721

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2019	2018	2019	2018
(In thousands except per share data)
Operating Data:
Interest income	$2,728	$2,026	$8,123	$5,613
Interest expense	735	304	2,089	828
Net interest income	1,993	1,722	6,034	4,785
Provision for loan losses	241	76	324	155
Net interest income after provision for loan losses	1,752	1,646	5,710	4,630
Gain on sale of loans, net	890	620	2,382	2,765
Other non-interest income (loss)	96	435	38	218
Non-interest income	986	1,055	2,420	2,983
Non-interest expense	2,700	2,555	7,591	6,870
Income before income taxes	38	146	539	743
Income tax expense	(24)	14	68	196
Net income	$62	$132	$471	$547

Earnings per share-Basic	$0.03	$0.07	$0.23	$0.27
Earnings per share -Diluted	$0.03	$0.07	$0.23	$0.27
Dividends Declared per share	N/A	$0.50	N/A	$0.50
Average common shares outstanding- Basic	2,030,369	2,017,714	2,028,634	2,015,514
Average common shares outstanding- Diluted	2,030,369	2,017,714	2,028,658	2,015,514
Shares outstanding end of period	2,259,125	2,182,125	2,259,125	2,182,125

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2019	2018	2019	2018
Performance Ratios:
Return on average assets(6)	0.08%	0.21%	0.20%	0.31%
Return on average equity(6)	0.79	1.70	2.02	2.33
Interest rate spread (1)	2.49	2.80	2.53	2.77
Net interest margin (2)	2.66	2.90	2.69	2.88
Efficiency ratio (3)	90.63	92.01	89.79	88.44
Average interest-earning assets to average interest-bearing liabilities	115.97	118.87	117.02	119.86

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.72%	0.54%	0.72%	0.54%
Non-performing loans as a percent of total loans	0.94	0.78	0.94	0.78
Allowance for loan losses as a percent of non-performing loans	47.80	53.04	47.80	53.04
Allowance for loan losses as a percent of total loans	0.45	0.42	0.45	0.42
Net (recoveries) charge-offs to average outstanding loans during the period	0.06	0.00	0.06	0.01

Capital Ratios: (4)
Common equity tier 1 capital (to risk weighted assets)	15.36%	16.68%	15.36%	16.68%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.34	9.96	8.34	9.96
Tier 1 risk-based capital (to risk weighted assets)	15.36	16.68	15.36	16.68
Total risk-based capital (to risk weighted assets)	16.00	17.21	16.00	17.21
Average equity to average total assets(5)	10.14	12.53	10.02	13.52

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(1) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)   The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(4)   Capital ratios are for Huntingdon Valley Bank.

(5)   Represents consolidated average equity to average total assets.

(6)   Annualized for the three months ended March 31, 2019 and 2018.